Exhibit 10.18
BCInet, Inc.
SECURED PROMISSORY NOTE

Loan Amount:	$311,215.00
Interest Rate:	1% per year
Date of Loan:	August 31, 2009
          For value received, BCInet, Inc., a Delaware corporation (the “Borrower”), promises to pay to OCZ Technology Group, Inc., a Delaware corporation (the “Lender”), or the Lender’s assignees, the principal sum of $311,215.00 together with interest upon the terms and conditions set forth in this Secured Promissory Note (the “Note”).
1. Term. The entire principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable eleven (11) months from the date of this Note.
2. Interest. Interest on the outstanding principal balance under this Note shall accrue at the rate of 1% per year.
3. Prepayment. Prepayment of principal and interest may be made at any time without penalty.
4. Security. The loan evidenced by this Note and the obligations of the Borrower hereunder are secured by a pledge of all of the assets of the Borrower pursuant to the terms and conditions of that certain Security Agreement, dated on the date hereof between the Borrower and Lender, in the form attached hereto as Exhibit A (the “Security Agreement”).
5. Acceleration of Due Date. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, shall, at the election of the Lender, become immediately due and payable upon the occurrence of any of the following, irrespective of the payment date set forth in Paragraph 1 of this Note:
(a)	If at any time the Borrower shall admit in writing its inability to pay debts as they become due, or shall make any assignment for the benefit of any creditors, or shall file a petition seeking any reorganization, arrangement, liquidation, dissolution or composition, readjustment or similar release under any present or future statute, law or regulation, or on the filing or commencement of any petition, action, case or proceeding, voluntary or involuntary, under any state or federal law regarding bankruptcy or insolvency.

(b)	Borrower is in material breach of the terms of the Security Agreement or this Note.
6. Collection Costs Borne by Borrower. If action is instituted to collect this Note, the Borrower agrees to pay all costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with such action.
BCInet – Secured Promissory Note (Inventory)

7. Waiver. No delay or omission on the part of the Lender in exercising any right under this Note or any other security agreement given to secure this Note shall operate as a waiver of such right or of any other right under this Note. Any waiver of any term of this Note must be made in writing and signed by a duly authorized officer of the Lender. The Borrower hereby waives presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, notice of intention to accelerate the maturity of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party.
8. Maximum Interest Payable. All agreements between the Borrower and the Lender, whether now existing or subsequently arising and whether written or oral, are limited so that in no contingency, whether by reason of acceleration of the maturity of the Note or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to the Lender exceed the maximum amount permissible under applicable law. If, for any reason, interest would otherwise be payable to the Lender in excess of the maximum lawful amount, the interest payable to the Lender shall be reduced to the maximum amount permitted under applicable law; and if for any reason the Lender shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal under this Note and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal under the Note, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal (including the period of any renewal or extension) so that the interest for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the Borrower and the Lender.
9. Assignment. This Note shall not be assignable by either party without the expres written consent of the other party.
10. Amendment. This Note may be modified or amended only by written instrument signed by both parties to this Note.
11. Conflicting Agreements. In the event of any inconsistencies between the terms of this Note (which may be amended from time to time) and the terms of any other document related to the loan evidenced by the Note, the terms of this Note shall prevail.
12. Governing Law; Consent to Jurisdiction. This Note shall be governed by the laws of the State of California and shall be construed in accordance with such laws, irrespective of its choice of law principles. The Borrower specifically consents to the jurisdiction of the court located in Santa Clara County, California, or if that Court is unable to exercise jurisdiction for any reason, to the jurisdiction of the United States Northern District Court located in Santa Clara County, California, to resolve any dispute or claim under this Note.
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BCInet – Secured Promissory Note (Inventory)

IN WITNESS WHEREOF, the Borrower caused this Note to be executed as of the date first above written.

BCInet, Inc.

By:

Thomas P. Reynolds
President & CEO

ACKNOWLEDGED AND ACCEPTED:

OCZ Technology Group, Inc.

By:

Ryan M. Petersen
President & CEO
BCInet – Secured Promissory Note (Inventory)

Exhibit A
SECURITY AGREEMENT
BCInet – Secured Promissory Note (Inventory)